                                  [FALCON LOGO]

FOR IMMEDIATE RELEASE

                                                MEDIA INQUIRIES:
                                                ----------------
                                                STEPHEN PHILLIPS OR MARK TOMASCH
                                                FLEISHMAN-HILLARD, INC.
                                                314/982.8754 OR 314/982.0567

      FALCON PRODUCTS ANNOUNCES AGREEMENT WITH CREDITORS COMMITTEE ON PLAN
              OF REORGANIZATION; CONFIRMATION HEARING DATE RESERVED
               SIGNIFICANT STEPS TOWARDS EMERGENCE FROM BANKRUPTCY

ST. LOUIS, August 25, 2005--Falcon Products, Inc. (Pink Sheets: FCPR.PK), a
leading manufacturer of commercial furniture for the hospitality, healthcare and food service industries, today announced that it has reached an agreement with the Official Unsecured Creditors Committee ("the Official Committee") on a
consensual plan of reorganization (the "Amended POR") that will allow Falcon to emerge from bankruptcy. At a hearing yesterday before the U.S. Bankruptcy Court for the Eastern District of Missouri, Eastern Division, the Court reserved
October 6, 2005 for a hearing on the confirmation of the Amended POR. Assuming that the requisite approvals are received and the Court confirms the Amended
POR, Falcon expects to exit bankruptcy within approximately 30 days of confirmation, although there can be no assurances that such timetable can be met.

         Consistent with the plan of reorganization filed with the Court on July
20, 2005, the Amended POR provides for a comprehensive reorganization and debt recapitalization. Under the terms of the Amended POR, debt will be reduced from over $250 million to less than $90 million, thereby significantly lowering the
Company's cash interest requirements and allowing more operating cash flow to be utilized in the business.

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FALCON ANNOUNCES AGREEMENT ... P/2

         The Amended POR envisions a significant conversion of debt to equity and an infusion of new capital via a rights offering to certain unsecured creditors who qualify under Federal Securities Laws. The rights offering will be backstopped by funds affiliated with Oaktree Capital Management, LLC and
Whippoorwill Associates, Inc., the co-proponents. In addition, the Amended POR provides that unsecured creditors (including trade creditors and holders of the
11 3/8% Senior Subordinated Notes) will have the right to share in proceeds from certain causes of action. The Amended POR does not provide for any distributions to holders of the junior convertible notes or current equity holders. Upon consummation of the POR, the majority of Falcon's equity will be held by Oaktree and Whippoorwill and the Company will no longer be a public reporting entity.
The Company will make the required filings with the Securities and Exchange
Commission to terminate its public reporting requirements.

         The Company filed the Amended POR along with an amended disclosure statement with the Court on August 22, 2005. The Company anticipates that it will make further minor modifications to the disclosure statement and, while there can be no assurances, expects to receive Court approval of the disclosure statement by Monday, August 29, 2005. After approval is received the Disclosure
Statement will be distributed to all creditors.

         Commenting on the announcement, John S. Sumner, Jr., Falcon's president and chief executive officer, stated, "We are extremely pleased to have reached an agreement with the Official Committee as it is a significant step in clearing the path for Falcon to emerge from bankruptcy. We sincerely appreciate the continued support of our employees, customers and suppliers during this process.
The Company will continue to work hard in order to exceed the expectations of these constituencies who have been so supportive."

         Confirmation and consummation of Falcon's Amended POR is subject to a number of conditions including approval by certain creditors of the Company and approval by the Bankruptcy Court. There can be no assurance that the Amended POR as filed will be adopted and approved.

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FALCON ANNOUNCES AGREEMENT ... P/3

Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis,
Missouri, currently operates eight manufacturing facilities throughout the world and has more than 1,500 employees. Oaktree Capital Management, LLC is a Los
Angeles based private investment firm that manages more than $28 billion of investments in select niche markets for institutions and wealthy individuals.
Founded in 1990, Whippoorwill Associates, Inc. is an investment manager specializing in distressed investing on behalf of institutional clients.

This press release does not constitute an offering of securities which can only be made through compliance with applicable securities laws.

Certain statements in this press release that are not historical facts may be
"forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. Such factors include the Company's ability to obtain approval of the requisite percentages of each creditor class, if any, whose consent may be required for the approval of the POR, absence of any material adverse change in the business of the Company, the Company's ability to comply with the terms of its debtor-in-possession facility and the Company's ability to grow its business and take advantage of opportunities within the markets it serves. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.